FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 28, 2021		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Q1 Net Sales Dip and Supply Chain Woes Continue

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its results for the first quarter ended September 30, 2021.

Sales for the first quarter were $4,365,067, which is a 16.2%  decrease from sales of $5,208,295 for the same three month period one year ago. The three month net loss was $99,359, compared to net income of $126,928 for the first quarter last year. Basic loss per common share for the quarter was $0.01 compared to basic income per common share of $0.02 for the three month period one year ago.  Diluted income per common share for the quarter was $0.01 compared to diluted income per common share of $0.02 for the three month period one year ago.

"The loss of placement at US mass retail caused the decline in sales as we shift to a model more based on distribution and online sales,” Michael J. Koss Chairman and CEO said today.  "Improvements in European distribution offset some softness in certain US based distributors.  The online business has continued to grow.”

Koss reiterated concerns about recent increased freight rates and delays.  "The increased cost of freight as well as the extended time in transit has become a major source of concern.  Although the freight costs had an immaterial impact on the first quarter results, the shipping delays resulted in backorders that should be fulfilled in the next fiscal quarter.”

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Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended
	September 30
	2021	2020
Net sales	$4,365,067	$5,208,295
Cost of goods sold	2,783,230	3,572,067
Gross profit	1,581,837	1,636,228

Selling, general and administrative expenses	1,780,798	1,505,772

(Loss) income from operations	(198,961)	130,456

Other income	100,000	—
Interest income (expense)	633	(2,051)

(Loss) income before income tax provision	(98,328)	128,405

Income tax provision	1,031	1,477

Net (loss) income	$(99,359)	$126,928

(Loss) income per common share:
Basic	$(0.01)	$0.02
Diluted	$(0.01)	$0.02

Weighted-average number of shares:
Basic	8,843,946	7,404,831
Diluted	8,843,946	7,408,685